Exhibit 10.10
CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT (the "Agreement") is entered into on March 14, 2025 (the "Effective Date") by and between Celanese Corporation (the "Company") and Todd Elliott (the "Executive").
The Company considers it essential to foster the continued employment of key management personnel. The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its stockholders to assure the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control. The Company also requests, and the Executive desires to give the Company, certain assurances with regard to the protection of Confidential Information and Intellectual Property of the Company and its Affiliates. Therefore, the Company and the Executive have entered into this Agreement.
In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:
1.Definitions:
a."Affiliate" shall mean, when used with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with the specified person or entity. As used in the immediately preceding sentence, the term "control" (with correlative meanings for "controlled by" and "under common control with") shall mean, with respect to any entity, the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding equity interests in such entity.
b."Beneficial Owner" shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
c."Cause" shall mean (i) Executive's willful failure to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of thirty (30) days following written notice by the Company to Executive of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) Executive's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its Affiliates, (iv) any act of fraud by Executive, (v) any material violation of the Company's code of conduct, (vi) any material violation of the Company's policies concerning harassment or discrimination, (vii) Executive's conduct that causes material harm to the business reputation of the Company or its Affiliates, or (viii) Executive's breach of the provisions of Sections 7 (Confidentiality; Intellectual Property) or 8 (Non-Competition; Non-Solicitation) of this Agreement.
d."Change In Control" will be deemed to have occurred for purposes hereof, upon any one of the following events: (i) any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; (ii) individuals who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

However, if in any circumstance in which the foregoing definition would be operative and with respect to which the income tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term "Change in Control" met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term "Change in Control" herein shall mean, but only for the transaction so affected, a "change in control event" within the meaning of Treas. Reg. §1.409A-3(i)(5).
e."Change In Control Protection Period" shall mean that period commencing on the date that the Company or a third party publicly announces an event that, if consummated, would constitute a Change In Control and ending (i) on the date that the circumstances giving rise to the announcement of the event are abandoned or withdrawn, or (ii) if such transaction is consummated, two years after the Change In Control.
f."COBRA" shall mean those provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, related to continuation of group health and dental plan coverage as set forth in Code section 4980B.
g."Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
h."Competitive Business" shall mean businesses that compete with products and services offered by the Company in those countries where the Company or any of its Affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services during the two (2) years preceding the Termination Date (including, without limitation, businesses which the Company or its Affiliates have specific plans to conduct in the future that were disclosed or made available to Executive), provided that, if Executive's duties were limited to particular product lines or businesses during such period, the Competitive Business shall be limited to those product lines or businesses in those countries for which the Executive had such responsibility.
i."Confidential Information" shall mean any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, benefits, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its Affiliates and/or any third party that has disclosed or provided any of same to the Company or its Affiliates on a confidential basis. "Confidential Information" also includes any information designated as a trade secret or proprietary information by operation of law or otherwise, but shall not be limited by such designation. "Confidential Information" shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that, subject to Section 7(a)(v) hereof, Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

j."Controlled Group" shall mean all corporations or business entities that are, along with the Company, members of a controlled group of corporations or businesses, as defined in Code Sections 414(b) and 414(c), except that the language "at least 50 percent" is used instead of "at least 80 percent" in applying the rules of Code Sections 414(b) and 414(c).
k."Fiscal Year" shall mean the fiscal year of the Company.
l."Good Reason" shall mean any of the following conditions which occurs without the consent of the Executive: (i) a material diminution in the Executive's base salary or annual bonus opportunity; (ii) a material diminution in the Executive's authority, duties, or responsibilities (including status, offices, titles and reporting requirements); (iii) a material change in the geographic location at which the Executive must perform his duties; (iv) failure of the Company to pay compensation or benefits when due, or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. The conditions described above will not constitute "Good Reason" unless the Executive provides written notice to the Company of the existence of the condition described above within ninety (90) days after the initial existence of such condition. In addition, the conditions described above will not constitute "Good Reason" unless the Company fails to remedy the condition within a period of thirty (30) days after receipt of the notice described in the preceding sentence. If the Company fails to remedy the condition within the period referred to in the preceding sentence, Executive may terminate his employment with the Company for "Good Reason" within in the next thirty (30) days following the expiration of the cure period.
m."Notice of Termination" shall mean a notice which shall indicate the general reasons for the termination employment and the circumstances claimed to provide a basis for termination of employment or other Separation of Service under the provision so indicated.
n."Person" shall mean any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.
o."Specified Employee" shall have the meaning and shall be determined in the manner set forth in the Celanese Americas Supplemental Retirement Pension Plan.
p."Restricted Period" shall be (i) one year from the Termination Date in the event of a Separation from Service that occurs during the Service Term (as defined hereinafter) other than in the case of an involuntary Separation from Service without Cause, (ii) in the case of an involuntary Separation from Service without Cause during the Service Term, an amount of time in whole months equal to the number of months' salary the Company agrees to provide to Executive in severance, whether paid over time or in a lump sum; and (iii) eighteen (18) months from the Termination Date in the event of a Separation from Service following a Change In Control where Executive receives the Change In Control Payment (as defined hereinafter).
q."Separation from Service" shall mean an event after which the Executive shall no longer provide services to the members of the Controlled Group, whether voluntarily or involuntarily as determined by the Committee (as hereafter defined) in accordance with Treas. Reg. §1.409A-1(h)(1). A Separation from Service shall occur when Executive has experienced a termination of employment from the members of the Controlled Group. Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Company reasonably anticipate that either (i) no further services will be performed for the members of the Controlled Group after a certain date, or (ii) that the level of bona fide services the Executive will perform for the members of the Controlled Group after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the members of the Controlled Group if the Executive has been providing services to the members of the Controlled Group less than 36 months). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the members of the Controlled Group shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Executive retains a right to reemployment with the members of the Controlled Group under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for any members of the Controlled Group.
Notwithstanding the foregoing provisions, if Executive provides services for the Company as both an employee and as a non-employee director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Executive as a non-employee director shall not be taken into account in determining whether the Executive has experienced a Separation from Service.
r."Target Bonus" shall mean the target bonus for Executive under any annual bonus plan in effect from time to time as determined by the Compensation Committee (the "Committee") or the Board.
s."Termination Date" shall mean the date upon which a Separation from Service with respect to an Executive occurs.
2.Term of Change In Control Agreement.
a.This Agreement shall be for an initial term (the "Initial Term") of two years and shall continue to renew for consecutive two year terms thereafter (a "Renewal Term"), unless either party shall give written notice to the other (a "Notice of Non-Renewal") that such agreement shall not renew at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term then in effect. Notwithstanding the foregoing, the Company may not give a Notice of Non-Renewal during the Change In Control Protection Period.
b.This Agreement, except those provisions which shall survive under Section 11(k), shall terminate upon the termination of Executive's employment for any reason other than the termination of Executive's employment during the Change In Control Protection Period (x) by the Company without Cause or (y) by the Executive with Good Reason. No payment under this Agreement will be due to Executive upon termination of Executive's employment for any reason other than as specified in (x) or (y) above.

3.Executive's Incumbent Position.
a.Unless notified otherwise by the Chief Executive Officer of the Company or the Board, Executive shall serve as Senior Vice President, Engineered Materials ("Executive's Incumbent Position"). In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer and the Board. If requested, Executive shall also serve as a member of the Board without additional compensation. The period during which the Executive shall be employed by the Company shall be called the "Service Term."
b.Except as provided in Section 5, (i) either Company or Executive may terminate the employment relationship at any time, with or without Cause or Good Reason, (ii) this Agreement shall not be construed as giving the Executive any right to be retained in the employ of the Company or its Affiliates, (iii) the Company may at any time terminate the Executive free from any liability of any claim under this Agreement, except as expressly provided herein; and (iv) the Company may demote Executive at any time in its absolute and sole discretion without liability to the Executive.
c.During the Service Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization or (ii) from participating in charitable activities or managing personal investments; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Sections 7 or 8. Executive shall promote the goodwill of the Company with its employees, customers, stockholders, vendors, and the general public. During the Service Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder and to support the goodwill and business relationships of the Company shall be reimbursed by the Company in accordance with Company policies.
4.Obligations of the Company upon Change In Control with Respect to Long-Term Incentive Awards and Deferred Compensation.
The effect of a change in control on any long-term incentive awards (cash or equity) or deferred compensation previously granted to the Executive under the 2008 Deferred Compensation Plan, 2004 Stock Incentive Plan or the 2009 Global Incentive Plan, as amended, or the 2018 Global Incentive Plan (the "Long-Term Incentive Awards"), shall be governed by the terms and conditions of the applicable individual award agreements or deferral agreements and the Celanese Corporation 2008 Deferred Compensation Plan, the 2004 Stock Incentive Plan or the 2009 Global Incentive Plan, as amended, or the 2018 Global Incentive Plan (collectively, the "Long-Term Incentive Award Agreements"), and shall not be governed by this Agreement.

5.Termination of Employment Connected with a Change In Control.
a.Upon Executive's Separation from Service during the Change In Control Protection Period, Executive shall receive the Change In Control Payment if and only if the following conditions occur:
(i)The Change In Control is consummated;
(ii)Executive is employed in the Executive Incumbent Position or some substantially equivalent or higher position for the Company as of the commencement of the Change In Control Protection Period;
(iii)Executive's employment is terminated either by the Company without Cause or by the Executive with Good Reason such that a Separation from Service occurs;
(iv)Within fifty-three (53) days after both conditions in Sections 5(a)(i) and 5(a)(iii), or at the expiration of twenty~~-~~one (21) days following the presentation of the release, Executive executes a release of all claims, known or unknown, against the Company, its Affiliates, and their respective agents in a form satisfactory to the Company similar to that attached hereto as Exhibit A and does not timely revoke such release before the expiration of seven days following his or her execution of the release; and
(v)Within fifty-three (53) days after both conditions in Sections 5(a)(i) and 5(a)(iii), Executive reaffirms in writing in a manner satisfactory to the Company his or her obligations under Sections 7 and 8 of this Agreement.
b.The "Change In Control Payment" shall be equal to two (2) times the sum of (i) Executive's then current annualized base salary; and (ii) the higher of (x) Executive's Target Bonus in effect on the last day of the Fiscal Year that ended immediately prior to the year in which the Termination Date occurs, or (y) the average of the cash bonuses paid by the Company to Executive for the three Fiscal Years preceding the Termination Date.
c.If the Executive is a Specified Employee on the Executive's Termination Date, the Change In Control Payment shall be paid in a single lump sum to Executive six (6) months and one day after the Executive's Termination Date, together with interest at the rate provided in Section 1274(b)(2)(B) of the Code. If the Executive is not a Specified Employee on the Executive's Termination Date, the Change In Control Payment shall be paid in a single lump sum to the Executive within thirty (30) days of the Executive's Termination Date.
d.Provided that all of the conditions in Section 5(a) are met and Executive has complied in all material respects with regard to the obligations of Sections 7 and 8 of this Agreement:
(i)If Executive is enrolled in Company provided medical and or dental coverage immediately before separation, Executive may continue to purchase coverage at the active Executive monthly premium rate, during the Restricted Period, or until Executive becomes eligible for coverage under another health care plan. This coverage is considered part of Executive's COBRA eligibility. Executive may purchase additional COBRA coverage beyond the subsidized coverage, at their own expense, for the balance of the COBRA period, at COBRA rates.
(ii)The Company will pay Executive a prorated annual bonus for the year that all of the requirements of Section 5(a) are met, calculated as the Executive's target bonus payment for the year such conditions of Section 5(a) are met, multiplied by a fraction, the numerator of which is the number of days in such year through the Termination Date, and the denominator of which is 365 (or, 366, as applicable). The prorated annual bonus (1) shall be based on actual performance of the Company for the year the payment is made, and (2) shall be paid at the same time annual bonuses are paid to other executives of the Company, but in no event later than the 15th day of the third month of the year following the year the requirements of Section 5(a) are met.
(iii)Executive will be entitled to executive-level outplacement services, provided by a vendor selected by the Company for a period of 12 months following the Termination Date at no cost to the Executive.
e.Adjustment to Payments.
(i)Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit or payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, but not limited to, any economic benefit received by the Executive by reason of the acceleration of rights under the various option and restricted stock unit plans of the Company) ("Covered Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Covered Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Covered Payments. The Company shall reduce or eliminate the Covered Payments, by first reducing or eliminating the portion of the Covered Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.
(ii)All determinations required to be made under subsection (e)(i), including whether and when an adjustment to any Covered Payments is required and, if applicable, which Covered Payments are to be so adjusted, shall be made by a public accounting firm appointed by the Company or tax counsel selected by such accounting firm (the "Accountants"). All fees and expenses of the Accountants shall be borne solely by the Company. Any determination by the Accountants shall be binding upon the Company and Executive.
f.Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee and if any payment under this Agreement provides for a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b) and if such payment would otherwise occur before the date that is six (6) months after the Executive's Termination Date, then such payment shall be delayed and shall occur on the date that is six (6)

months and one (1) day after the Termination Date (or, if earlier, the date of the Executive's death), together with interest at the rate provided in Section 1274(b)(2)(B) of the Code.
6.Exclusivity of Benefits. Executive acknowledges that this Agreement supercedes and replaces all prior agreements or understandings Executive may have with the Company with respect to compensation or benefits that may become payable in connection with or as a result of a change in control of the Company, whether or not such change in control constitutes a Change In Control, including any provisions contained in any employment agreement, offer letter or change in control agreement, except with respect to any Long-Term Incentive Awards which shall be governed by the terms of the Long-Term Incentive Award Agreements. This Agreement also describes all payments and benefits that the Company shall be obligated to provide to Executive upon Executive's Separation from Service during a Change In Control Protection Period and shall constitute Executive's agreement to waive any rights to payment under the Celanese Americas Separation Pay Plan, any similar or successor plan adopted by the Company, and any other term of employment contained in any employment agreement, offer letter, change in control agreement or otherwise (other than benefits to which he/she may be entitled, if any: (i) under any Celanese plan qualified under Section 401(a) of the Internal Revenue Code, including the Celanese Americas Supplemental Retirement Pension Plan and Celanese Americas Retirement Savings Plan; and (ii) under the 2008 Celanese Deferred Compensation Plan) to the extent that the circumstances giving right to such right to payment would constitute a Separation of Service during a Change In Control Protection Period.
7.Confidentiality; Intellectual Property.
a.Confidentiality.
(i)Based upon the assurances given by the Executive in this Agreement, the Company will provide Executive with access to its Confidential Information. Executive hereby reaffirms that all Confidential Information received by Executive prior to the termination of this Agreement is the exclusive property of the Company and Executive releases any individual claim to the Confidential Information.
(ii)Executive will not at any time (whether during or after Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, make available, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information without the prior written authorization of the Board.
(iii)Upon termination of Executive's employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its Affiliates, except that

Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
(iv)If Executive has previously entered into any confidentiality or non-disclosure agreements with any former employer, Executive hereby represents and warrants that such confidentiality and/or non-disclosure agreement or agreements have been fully disclosed and provided to the Company prior to commencing employment with the Company.
(v)Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures under the whistleblower provisions of federal law or regulation or accepting any monetary reward in connection therewith. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.
b.Intellectual Property.
(i)If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) ("Works"), either alone or with third parties, prior to Executive's employment by the Company, that are relevant to or implicated by such employment ("Prior Works"), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business. A list of all such Works as of the date hereof is attached hereto as Exhibit B.
(ii)If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any of the Company resources ("Company Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.
(iv)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the

Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(v)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
c.In the event Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to any subsequent employer about Executive's rights and obligations under this Agreement.
8.Non-Competition; Non-Solicitation.
a.Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:
(i)During the Service Term and for the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting in competition with the Company or its Affiliates, the business of any customer, prospective customer, client or prospective client:
(A)with whom Executive had personal contact or dealings on behalf of the Company or its Affiliates during the one year period preceding the termination of Executive's employment;
(B)with whom employees directly or indirectly reporting to Executive have had personal contact or dealings on behalf of the Company or its Affiliates during the one-year immediately preceding the termination of Executive's employment; or
(C)for whom Executive had direct or indirect responsibility during the one year period immediately preceding the termination of Executive's employment.
(ii)During the Restricted Period, Executive will not directly or indirectly:

(A)engage in any Competitive Business;
(B)enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;
(C)acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant; or
(D)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers partners, members or investors of the Company or its Affiliates.
(iii)Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(iv)During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)solicit, interview, encourage, or take any other action that would tend to influence in any manner any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates (other than as a result of a general advertisement of employment made by Executive's subsequent employer or business, not directed at any such employee); or
(B)hire any such employee who was employed by the Company or its Affiliates as of the Termination Date or who left the employment of the Company or its Affiliates coincident with, or within one year prior to or after, the Termination Date.
(v)During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage any consultant then under contract with the Company or its Affiliates to cease to work with the Company or its Affiliates.
b.It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
c.Prior to the commencement thereof, Executive will provide written notice to the Company of any employment or other activity that would potentially violate the provisions of Sections 7 or 8 and, if Executive wishes to do so, Executive may ask the Board to modify or waive the protections of this Section 8, but nothing in this Agreement shall limit in any manner the Board's absolute discretion not to do so.
9.Enforcement of Promises Concerning the Protection of the Company's Confidential Information and Goodwill. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach in or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, and without limiting the Company's ability to obtain such equitable relief, Executive shall not be entitled to any Change In Control Payment if Executive materially violates the provisions of Sections 7 or 8 and, to the extent that such payments have already been made, Executive shall repay all Change In Control Payments immediately upon demand by the Company.
10.Section 409A Acknowledgement and Release. Executive understands that payments under this Agreement are potentially subject to Section 409A of the Code and that if this Agreement does not satisfy an exception to Code Section 409A or does not comply with the requirements of Section 409A and the applicable guidance thereunder, then Executive may incur adverse tax consequences under Section 409A. Executive acknowledges and agrees that (a) Executive is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this Agreement including, without limitation, any taxes, interest or penalties associated with Section 409A, (b) Executive is not relying upon any written or oral statement or representation by the Company or any Affiliate thereof, or any of their respective employees, directors, officers, attorneys or agents (collectively, the "Company Parties") regarding the tax effects associated with the execution of this Agreement and the payment under this Agreement, and (c) in deciding to enter into this Agreement, Executive is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom Executive has consulted. Executive hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of this Agreement and any payment hereunder.
11.Miscellaneous.
a.Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. Any action concerning or relating to this Agreement shall be filed only in the federal and state courts sitting in Dallas County, Texas.

b.Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to any Change In Control or the subject matter of this Agreement, provided however, that the effects of a change in control pursuant to the Long-Term Incentive Award Agreements shall be governed by the terms of such agreements and shall not be affected by this Agreement.
c.No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement, or any term of any agreement with any other employee, on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
e.Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned, in whole or in part, by the Company to a Person which is an Affiliate or a successor in interest to all or a substantial part of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor Person.
f.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
g.Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
222 West Las Colinas Boulevard, Suite 900N
Irving, Texas 75039
Attention: General Counsel
If to Executive:
Executive's home address as set forth in the personnel records of the Company
h.Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder.

i.Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
j.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
k.Survival. The provisions of Sections 1 and 7 through 9 of this Agreement shall survive the termination of this Agreement.
[Remainder of page intentionally blank. Signature page(s) follow(s).]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date indicated below:

EXECUTIVE:	Celanese Corporation:
By: /s/ Todd Elliott	By:	/s/ Vanessa Dupuis

Date: 14-Mar-2025	Name:	Vanessa Dupuis, Senior Vice
	Title:	President and Chief Human
Resources Officer
	Date:	24-Mar-2025
[Signature page to Change in Control Agreement]

EXHIBIT A
FORM OF GENERAL RELEASE AGREEMENT
AGREEMENT AND GENERAL RELEASE
Celanese Corporation and its Affiliates (the "Company"), 222 West Las Colinas Boulevard, Suite 900N, Irving, Texas 75039 and ___________________, his or her heirs, executors, administrators, successors, and assigns ("Executive"), enter into this Agreement and General Release (the "Release") and agree as follows:
1.Last Day of Employment (Separation Date). The last day of employment with the Company is [Insert Date] (the "Separation Date").
2.Consideration. In consideration for signing this Release and compliance with the promises made herein, Company and Executive agree:
a.Change In Control Payment. The Company will pay the Change In Control Payment, as defined in the Change In Control Agreement between the Company and Executive dated on or about _________, 20___ (the "CIC Agreement")1 and provide the other benefits and reimbursements set forth in the CIC Agreement. Executive agrees that such payments are the exclusive payments due to Executive arising out of the separation of Executive's employment.
b.Benefits. The Executive shall be entitled to elect to continue group health and dental coverage under COBRA as provided in the CIC Agreement. Executive's rights in any other employee benefit plans of the Company will be as provided in the relevant plan documents.
3.No Consideration Absent Execution of this Agreement. Executive understands and agrees that he/she would not receive the consideration specified in Paragraph "2" above, unless the Executive signs this Agreement and General Release on the signature page without having revoked this Release pursuant to paragraph 14 below and the fulfillment of the promises contained herein.
4.General Release of Claims. Executive knowingly and voluntarily releases and forever discharges the Company and its Affiliates, together with its predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively, the "Released Parties"), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have as of the date of execution of this Release to the full extent permitted by law, in all countries and jurisdictions in which the Released Parties conduct their respective business, including but not limited to the United States of America. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that the terms and conditions of any Long-Term Incentive Awards shall continue to be governed by the applicable Long-Term Incentive Award Agreements and shall not be affected by this Release.

[1] All capitalized terms shall have the same meaning as set forth in the CIC Agreement, unless otherwise stated.

5.Executive acknowledges and agrees that he/she has been paid all amounts owed to Executive as compensation, whether in the form of salary, bonus, equity compensation, benefits or otherwise. The release in Section 4 of this Release includes, but is not limited to, any alleged violation of the following, as may be amended or in effect:
a.any action arising under or relating to any federal or state statute or local ordinance, such as:
•Title VII of the Civil Rights Act of 1964;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974;
•The Immigration Reform and Control Act;
•The Family and Medical Leave Act;
•The Americans with Disabilities Act of 1990;
•The Age Discrimination in Employment Act of 1967;
•The Workers Adjustment and Retraining Notification Act;
•The Occupational Safety and Health Act;
•The Sarbanes-Oxley Act of 2002;
•The Texas Commission on Human Rights Act;
•The Texas Minimum Wage Law;
•Equal Pay Law for Texas; and
•The Vocational Rehabilitation Act.
b.any other national, federal, state, province, or local civil or human rights law, or any other local, state, province, national or federal law, regulation or ordinance; or any law, regulation or ordinance of a foreign country, including but not limited to the Federal Republic of Germany and the United Kingdom;
c.any action under public policy, contract, tort, common law or equity, including, but not limited to, claims based on alleged breach of an obligation or duty arising in contract or tort, such as breach of contract, fraud, quantum meruit, invasion of privacy, wrongful discharge, defamation, infliction of emotional distress, assault, battery, malicious prosecution, false imprisonment, harassment, negligence, gross negligence, and strict liability;
d.any claim for lost, unpaid, or unequal wages, salary, or benefits, including, without limitation, any claim under the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Texas Minimum Wage Law, the Texas Equal Pay Law, or any other local, state, or federal statute concerning classifications, wages, salary, or benefits, including calculations and deductions relating to same, as well as the employment, labor and benefits laws and regulations in all countries in addition to the United States of America, including but not limited to the United Kingdom and the Federal Republic of Germany; and
e.any other claim regardless of the forum in which it might be brought, if any, which Executive has, might have, or might claim to have against any of the Released Parties, for any and all injuries, harm, damages, wages, benefits, salary, reimbursements,
2

penalties, costs, losses, expenses, attorneys' fees, and/or liability or other detriment, if any, whatsoever and whenever incurred, suffered, or claimed by the Executive.
6.Affirmations. Executive affirms that he/she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Released Parties in any forum or form, provided that this Release shall not affect the rights or responsibilities of the Equal Employment Opportunity Commission, or any other federal, state, or local authority with similar responsibilities (collectively, the "Commission") to enforce any employment discrimination law, and that this Release shall not shall affect the right of Executive to file a charge of discrimination with the Commission or participate in any investigation. However, Executive waives any right to participate in any payment or benefit arising from any such charge, claim, or investigation.
Executive further affirms that he/she has reported all hours worked as of the date of this Release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her, except as provided specifically in this Release. Executive furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
Additionally, no provision of this Release shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures under the whistleblower provisions of federal law or regulation or accepting any monetary reward in connection therewith, and Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.
Executive reaffirms that he or she will comply fully with Sections 7 through 9 of the CIC Agreement and that, if he or she violates such provisions, all consideration paid hereunder will be immediately due and payable back to the Company.
7.Governing Law and Interpretation. This Release shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event the Executive or Company breaches any provision of this Release, Executive and Company affirm that either may institute an action to specifically enforce any term or terms of this Release. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.
8.Non-admission of Wrongdoing. The parties hereto agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Company or any Released Party of any liability or unlawful conduct of any kind.
9.Neutral Reference. If contacted by another organization, the Company will only provide dates of employment and position.
3

10.Non-Disparagement. Executive agrees that Executive shall at no time make, publish, or communicate to any person or entity or in any public forum or otherwise, any defamatory, maliciously false, or disparaging remarks, comments or statements concerning any Released Party or their respective businesses, reputations, or any of their respective employees, officers, or directors now or in the future. Likewise, the Company agrees to direct its executive leadership team not to make, publish, or communicate to any person or entity or in any public forum or otherwise, any defamatory, maliciously false, or disparaging remarks, comments, or statements not to disparage or make any disparaging remark or send any disparaging communication concerning Executive. Nothing in this Section 10 is intended to interfere with Executive's right to engage in the conduct outlined in Section 6, or to otherwise interfere with Executive's rights under any applicable federal, state or local law(s).
11.Future Cooperation after Separation Date. After separation, Executive agrees to make reasonable efforts to assist Company including but not limited to: assisting with transition duties, assisting with issues that arise after separation of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Executive for reasonable time and expenses in connection with any future cooperation after the separation date , at a mutually-agreed upon rate, provided that such reasonable time and expenses are pre-approved by the Company in writing prior to being incurred. Time and expenses may include loss of pay or using vacation time at a future employer. The Company shall reimburse Executive within thirty (30) days of remittance by Executive to the Company of documentation concerning such time and expenses incurred, but in no event later than the end of the Executive's tax year following the tax year in which the Executive incurs such time and expenses, provided that such time and expenses were pre-approved by the Company in writing, such reimbursement obligation shall remain in effect for five years, and the amount of expenses eligible for reimbursement hereunder during Executive's tax year will not affect the expenses eligible for reimbursement in any other tax year. Notwithstanding the preceding sentence, if Executive is a Specified Employee on the Executive's Termination Date, the reimbursement shall not be made until after six (6) months and one day following Executive's Termination Date.
12.Injunctive Relief. Executive agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach by him/her of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he/she agrees that in the event of a breach, or threatened breach by him/her of this Agreement the Company shall be entitled to immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.
13.Review Period. Executive is hereby advised he/she has until twenty-one (21) calendar days from the date of receipt of this Release to review this Release and to consult with an attorney (at Executive's own expense) prior to execution of this Release. Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.
14.Revocation Period and Effective Date. In the event that Executive elects to sign and return to the Company a copy of this Agreement, he/she has a period of seven (7) days (the "Revocation Period") following the date of such execution to revoke this Release, after which
4

time this agreement will become effective (the "Effective Date") if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after the Executive signs this Release at which time the Revocation Period shall expire.
15.Amendment. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Release.
16.Entire Agreement; Counterparts. This Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to the Executive. Executive acknowledges that he/she has not relied on any representations, promises, or agreements of any kind made to him/her in connection with his/her decision to enter into this Release, except for those set forth in this Release. This Release may be executed in multiple counterparts, and each counterpart when taken as a whole with the other executed counterparts shall constitute an original.
17.HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE/SHE HAS OR MIGHT HAVE AGAINST COMPANY.
[Remainder of page intentionally blank. Signature page(s) follow(s).]
5

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

Executive	Celanese Corporation:
[NAME OF EXECUTIVE]	By:

Name:
By: _________________________	Title:
Date: _________________________	Date:

EXHIBIT B
[List of Works]
1